FOR IMMEDIATE RELEASE

WHITESTONE REIT NAMES DANIEL E. NIXON JR. SENIOR VICE PRESIDENT OF LEASING AND REDEVELOPMENT

HOUSTON, TX July 30, 2007: Whitestone REIT, which owns and manages 36 commercial properties in Texas, announced today that Daniel E. Nixon, Jr., has joined the company as the senior vice president in charge of leasing and redevelopment.

In this new position, Nixon will oversee leasing of all existing and newly acquired properties and the redevelopment of properties with potential for strong revenue growth. He will report to Chairman and Chief Executive Officer James Mastandrea.

Nixon joins Whitestone REIT from the Hull Storey Retail Group, LLC, Augusta, GA., which owns 17 enclosed malls, totaling 11 million square feet, located in secondary and tertiary markets in the south. At Hull Storey since 2000, Nixon most recently held the position of executive vice president in charge of operations, leasing, specialty leasing, marketing, lease administration and construction.

Mastandrea said, “Dan and I worked together for almost five years at First Union Real Estate (NYSE), where he was an executive vice president, responsible for more than 10 million sq. ft. of retail space. He brings extensive personal relationships with national retail tenants, exceptional management and motivation skills, substantial redevelopment and development knowledge and more that 25 years of experience in negotiating and executing office, warehouse, and retail property leases.”

“Dan’s background and experience rounds out our senior management team, as we position Whitestone for our expansion,” he added.

Before joining Hull Storey, Nixon was president of The Real Edge, Inc., Cleveland, OH, which evaluated the purchases of retail malls and commercial retail financing for a division of General Motors Acceptance Corp. For more than twenty years, he had full profit and loss responsibility (leasing, specialty leasing, operations, development and redevelopment) for the retail division of First Union Real Estate Investments, Cleveland, OH.

Whitestone REIT’s strategic plan provides for profitable growth by making investments in attractive commercial properties outside of Texas in cities with exceptional demographics in order to diversify market risk; selling assets that have little or no growth potential; adding value to currently owned properties that have upside potential through capital improvements; and raising additional equity in the capital markets.

ABOUT WHITESTONE REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:
Dick Vaughan, Director of Marketing and Public Relations
713-827-9595, Ext. 3034